February 26, 2024
Nirav Tolia
Dear Nirav:
This letter agreement confirms our offer to you for the role of Chief Executive Officer and President (the “position”) of Nextdoor, Inc. (the “Company”)1 effective May 8, 2024. In your role as Chief Executive Officer and President of the Company you will report to the Company’s Board of Directors (the “Board”). You will initially also serve as Executive Chair of the Board effective March 18, 2024.
1.Cash Compensation. In this position, the Company will pay you an annual base salary of $500,000, subject to all applicable taxes and withholdings, payable in accordance with the Company’s standard payroll schedule. In addition, you will have an annual bonus target of 100% of your target salary, which will be prorated for your first year of employment with the Company and will be subject to certain corporate and individual performance criteria (as agreed by you and the Board). Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
2.Equity Awards. In connection with your appointment, you will be granted the following equity awards following your commencement of employment:
a.RSU Award. You will be granted an award of restricted stock units with an aggregate value of $10,000,000 (the “RSU Award”) under the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Company’s standard form of RSU award agreement. The RSU Award will vest pursuant to the following schedule: (i) 1/16th of the RSU Award will vest on the first Quarterly Vesting Date (as defined below) that is on or after the first quarterly anniversary of your start date with the Company and (ii) an additional 1/16th of the RSU Award will vest on each Quarterly Vesting Date thereafter, in each case subject to your continued service with the Company, such that the entire RSU Award will be fully vested approximately 4 years after your start date with the Company. “Quarterly Vesting Date” means each of January 15, April 15, July 15, and October 15 of any given calendar year.
b.PSU Award. You will also be granted an award of performance stock units with an aggregate value of $10,000,000 (the “PSU Award”) under the Plan and the Company’s standard form of PSU award agreement. The PSU Award will be subject to performance-based vesting pursuant to terms set forth on Exhibit A hereto.
c.Subsequent Awards. You will be eligible to receive additional equity awards on or after the first anniversary of your employment with the Company (with any subsequent awards determined by the Board in its sole discretion based on your performance).
3.Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with
1 Any reference to the Company will be understood to include any parent of the Company that employs you, including Nextdoor Holdings, Inc.
        25328/00018/FW/11157148.2

or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.Termination Benefits. In connection with your position, you will be eligible to receive certain change in control and severance payments and benefits pursuant to a Change in Control and Severance Agreement (the “Severance Agreement”) to be entered into between you and the Company at substantially the same time as the date of this offer letter, pursuant to the form attached to this offer letter as Exhibit B.
5.Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign the Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit C.
6.Arbitration Agreement. You and the Company agree that, to the fullest extent permitted under applicable law, any disputes arising with respect to your employment with the Company shall be resolved by final and binding arbitration in accordance with the arbitration procedures described in the Arbitration Agreement, which is attached hereto as Exhibit D, and which you are required to sign as a condition of employment.
7.No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
8.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
9.Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.
10.General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.
11.At-Will Employment. Your employment with the Company will be for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.
12.Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
[Signature Page Follows]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement). This letter will be governed by the laws of California, without regard to its conflict of laws provisions.
Very truly yours,
NEXTDOOR, INC.
/s/ Jason Pressman
By: Jason Pressman
Board Member
ACCEPTED AND AGREED:
Nirav Tolia
/s/ Nirav Tolia
Signature
2/26/2024
Date

[Signature Page to Offer Letter]

Exhibit A
PSU Award Vesting Terms

Tranche 1
Size: 25% of PSU
Earliest Vest Date: 1-year anniversary of employment start date
Price Target: 30% increase in closing selling price per share of Company Class A common stock over closing price per share on employment start date
Performance Period: From 1-year anniversary of employment start date through 5-year anniversary of employment start date

Tranche 2
Size: 25% of PSU
Earliest Vest Date: 2-year anniversary of employment start date
Price Target: 50% increase in closing selling price per share of Company Class A common stock over closing selling price per share on employment start date
Performance Period: From 2-year anniversary of employment start date through 5-year anniversary of employment start date

Tranche 3
Size: 25% of PSU
Earliest Vest Date: 3-year anniversary of employment start date
Price Target: 75% increase in closing selling price per share of Company Class A common stock over closing selling price per share on employment start date
Performance Period: From 3-year anniversary of employment start date through 5-year anniversary of employment start date

Tranche 4
Size: 25% of PSU
Earliest Vest Date: 4-year anniversary of employment start date
Price Target: 100% increase in closing selling price per share of Company Class A common stock over closing selling price per share on employment start date
Performance Period: From 4-year anniversary of employment start date through 5-year anniversary of employment start date

General
PSUs that have not vested at the end of any Performance Period will be forfeited.
Once the price target for vesting criteria is achieved, that price does not need to be maintained thereafter.
All prices to be calculated based on the 30-trading day average closing selling price of the Company’s Class A Common Stock as of the applicable date
Must be employed as Chief Executive Officer or Executive Chair on vest date

Change in Control Treatment
Performance-Based Vesting will be determined based on the price per share payable in connection with the Change in Control, as determined by the Board in good faith, including any contingent consideration, escrow, and earn-out amounts which will be valued by the Board in its sole discretion.
Any portion of the PSUs for which the Performance-Based Vesting requirements are met based on the price per share in the transaction shall remain outstanding and eligible to vest post-Closing; any portion of the PSUs for which the Performance-Based Vesting requirements are not met will be forfeited for no consideration.

Termination Treatment
In the event of a termination of employment for any reason other than a CIC Qualifying Termination (as defined in the Severance Agreement), any Tranche of the PSUs that has not met both the applicable Time-Based Vesting and Performance-Based Vesting requirements will be forfeited for no consideration.
Following determination of degree of Performance-Based Vesting in the Change in Control, Time-Based Vesting requirements are eligible for 100% double-trigger vesting acceleration on a CIC Qualifying Termination pursuant to the Severance Agreement.

Exhibit B
Change in Control and Severance Agreement
This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between Nirav Tolia (the “Executive”) and Nextdoor, Inc., a Delaware corporation (together with its parent, Nextdoor Holdings, Inc., the “Company”), effective as of May 8, 2024 (the “Effective Date”).
1.Term of Agreement.
This Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:
(a)The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or
(b)The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.
This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.
2.Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:
(a)Severance Benefits. The Company shall pay the Executive six (6) months of his/her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.
(b)Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for a period of six (6) months following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, the Company may elect to provide Executive, in lieu of any portion of such continued coverage, taxable installment payments equal in amount to the applicable premiums in effect as of Executive’s Separation for the remainder of the COBRA continuation period; provided that, Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
3.CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:
(a)Severance Payments. The Company or its successor shall pay the Executive twelve (12) months of his/her monthly base salary and an amount equal to his/her annual target bonus at 100% achievement of target, in each case, at the rate in effect immediately prior to the actions that resulted in the Separation. Such payment shall be paid in a cash lump sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied. For the avoidance of doubt, in the event that a Change in Control occurs within three (3) months following a Qualifying Termination, then, provided that such Qualifying Termination followed a Potential Change in Control, then in addition to any prior payments under Section 2(a), Executive shall receive an additional payment in order to provide the benefits described in this Section 3(a).
(b)Equity. Each of Executive’s then outstanding Equity Awards, other than awards that vest on the satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the total shares underlying such Equity Awards. As to outstanding Equity Awards that would vest only upon satisfaction of performance criteria, such awards shall accelerate and become vested and exercisable as if such awards had been achieved at the greater of (x) actual achievement (if measurable on the date of Executive’s Separation) or (y) target levels; provided, however, that the Company may specify, in any individual Equity Award agreement, that the acceleration provisions of such award agreement shall specifically overwrite the acceleration provisions set forth herein. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation. For the avoidance of doubt, in order to give effect to the acceleration contemplated by this Section 3(b), each of Executive’s outstanding Equity Awards shall remain outstanding and eligible for the vesting acceleration contemplated by this Section 3(b) for a period of three (3) months following a Qualifying Termination.
(c)COBRA; Pay in Lieu of Continued Employee Benefits. Continuation of COBRA or a cash benefit, in both cases on the same terms as set forth in Section 2(b) above, for a period of twelve (12) months following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
4.General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Executive (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form and in any event no later than sixty (60) days following the date of Executive’s Separation.
5.Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Sections 2 and 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.
6.Definitions.
(a)The term “Cause” means the occurrence of any of the following events, as reasonably determined by the Company:

(i)any willful and material violation by Executive of any law or regulation applicable to the business of the Company or a parent or subsidiary of the Company;
(ii)Executive’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Executive of a common law fraud;
(iii)Executive’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company;
(iv)any material breach by Executive of any provision of any agreement or understanding between the Company or any parent or subsidiary of the Company and Executive regarding the terms of Executive’s service as an employee to the Company or a parent or subsidiary of the Company, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Executive and the Company;
(v)Executive’s disregard of the policies or regulations of the Company or any parent or subsidiary of the Company so as to cause material loss, damage or injury to the property, reputation or employees of the Company or a parent or subsidiary of the Company;
(vi)Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s assistance; or
(vii)Executive’s willful and continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors.
◦provided that the Company shall provide Executive with a written notice of the basis for a finding of Cause once known. Upon receiving such notice, Executive shall have a period of thirty (30) days to cure such Cause (if a cure is possible) to the satisfaction of the Company.
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Change in Control.” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii).
(d)“CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.
(e)“Equity Awards” means all options to purchase shares of common stock of Nextdoor Holdings, Inc., as well as all other stock-based awards granted to the Executive, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.
(f)“Good Reason” means, without the Executive’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Executive indicating the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Executive terminates employment within ten (10) days following expiration of such cure period or receipt from the Company of notice that it will not seek to cure: (i) a material decrease in Executive’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of the Company; (ii) receipt of notice of any change in Executive’s principal worksite that results in Executive’s daily commute increasing by twenty-five (25) miles or more; or (iii) a material diminution in Executive’s authority, duties, or responsibilities (provided, however, that having a similar position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, reporting structure, duties or responsibilities with respect to the Company’s successor or acquiror, as a whole, shall not alone be considered such a diminution and that a mere change in title, a change in the person or office to which you report shall not constitute “Good Reason”).
(g)“Plan” means the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan, as may be amended from time to time.
(h)“Release Conditions” mean the following conditions: (i) Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired (without Executive having rescinded the executed Release).
(i)“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.
(j)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
7.Successors.
(a)Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 8, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 8(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(b) hereof shall apply, and the enforcement of Section 8(b) shall be the exclusive remedy to the Company.
(b)Adjustments. If, notwithstanding any reduction described in Section 8(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8(b), Executive shall pay the Excise Tax.
9.Miscellaneous Provisions.
(a)Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
(b)Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including under any employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits except as set forth in the succeeding sentence. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.
(c)Dispute Resolution. Executive hereby acknowledges and agrees that his or her Arbitration Agreement with the Company remains in full force and effect and that any and all disputes arising in connection with this Agreement shall be solely governed by the terms and procedures set forth in Executive’s Arbitration Agreement.
(d)Notice. Notices and all other communications contemplated by this Agreement shall be in writing (including via email) and shall be deemed to have been duly given when (i) personally delivered, (ii) when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid, or (iii) when sent by email, on the date that the email is received (provided that, if the time of deemed receipt is not before 5:30PM local time on a business day, it is deemed to have been received at the commencement of business on the next business day). In the case of the Executive, mailed notices shall be addressed to him or her at the home address or email address which he or she most recently communicated to the Company. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	NEXTDOOR, INC.
/s/ Nirav Tolia Nirav Tolia	By: /s/ Jason Pressman Name: Jason Pressman Title: Board Member

Exhibit C
Employee Invention Assignment and Confidentiality Agreement
In consideration of, and as a condition of my employment with Nextdoor, Inc., a Delaware corporation (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (the “Agreement”), hereby represent to, and agree with the Company, as follows:

10.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 8 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Agreement as a condition of my employment with the Company, whether or not I am expected to create inventions or other works of value for the Company.

11.Disclosure of Inventions. I will promptly disclose in confidence to the Company, or any person designated by it, all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make, conceive, first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

12.Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as a trade secret, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

13.Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made, developed or acquired by me prior to the Effective Date (as defined in Section 26, below) of this Agreement, which are not being assigned to the Company (the “Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. If disclosure of any such existing Inventions would cause me to violate any prior confidentiality agreement, I shall not list such existing Inventions in Exhibit A, but shall instead list on Exhibit A only (i) a cursory, non-proprietary name for each such existing Invention, (ii) the party (or parties) to whom it belongs and (iii) the fact that full disclosure as to such prior Invention(s) has not been made for that reason. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular

Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

14.Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under applicable law or as otherwise set forth in Exhibit B.

15.Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, Excluded Inventions or Other Inventions licensed to the Company under this Agreement, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

16.Assistance. I agree to assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing assistance as described herein. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and/or expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

17.Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, domain names, contract information, customer and/or supplier lists and data, the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

18.Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the

Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies thereof containing any Proprietary Information. Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit C.

19.Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

20.No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own, of a former employer or of third party that are not generally available to the public or have not been legally transferred to the Company.

21.Company Opportunities; Duty Not to Compete While Employed By Company. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with this Agreement or my employment with the Company. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s prior, express written consent, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly or indirectly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

22.Non-Solicitation of Employees and Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so. I agree to further state-specific provisions set forth in Exhibit B, as applicable.

23.Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, without limitation, actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

24.Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

25.Return of Company Property. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Assigned Inventions or Proprietary Information, and I will certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company-issued computer or Company-issued equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including, but not limited to, Proprietary Information, I agree, upon the Company’s request, to provide the Company with a computer useable copy of all such Proprietary Information, after which I agree to permanently delete and expunge such Proprietary Information from those systems. I agree to provide the Company access to my system as reasonably requested by the Company to verify that the copying and/or deletion required herein is completed.

26.Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm, and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

27.Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the state in which I am employed by the Company, or, if I am a remote employee, reside, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

28.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

29.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

30.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section 21 will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

31.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

32.Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

33.“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

34.Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

35.Effective Date of Agreement. This Employee Invention Assignment and Confidentiality Agreement shall be effective as of the first day of my employment by the Company, which is March 18, 2024 (the “Effective Date”).

[Signature Page Follows]

1.COMPANY:	1.EMPLOYEE:
1. 2.NEXTDOOR, INC. 3. 4. 5.By: /s/Bryan Power_______________________ 6.Name: Bryan Power 7.Title: Head of People	1. 2. 3. 4. 5./s/ Nirav Tolia_________________________________ 6.Nirav Tolia
36.

Exhibit A
LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

                                Identifying Number
Title                 Date                 or Brief Description

X     No inventions, improvements, or original works of authorship
     Additional sheets attached
Signature of Employee:     /s/ Nirav Tolia
Print Name of Employee: Nirav Tolia
Date: 3/18/2024

EXHIBIT B

For Illinois employees:
Illinois Compiled Statutes 765 ILCS 1060/2:
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
Other

I acknowledge and agree that I was provided the covenant not to solicit the Company’s employee or consultants (as set forth in Section 13) at least fourteen (14) days prior to my employment start date

For New York employees: New York Labor Law Section 203-f
1.Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)result from any work performed by the employee for the employer.

2.To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision one of this section, such provision is against the public policy of this state and shall be unenforceable.

For Delaware employees: 19 Delaware Code § 805:
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that:
(1) Relate to the employer’s business or actual or demonstrably anticipated research or development; or
(2) Result from any work performed by the employee for the employer.
To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.
For Kansas employees: Kansas Statutes § 44-130:
(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:
(1) the invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or
(2) the invention results from any work performed by the employee for the employer.
(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.
(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:
(1) The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or
(2) The invention results from any work performed by the employee for the employer.
(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.
For Minnesota employees: Minnesota Statute 181.78:

Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
Subd. 2. Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.
Subd. 3. Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.
For New Jersey employees: New Jersey Statutes Annotated Section 34:1B-265:
1.a. (1) Any provision in an employment contract between an employee and employer, which provides that the employee shall assign or offer to assign any of the employee’s rights to an invention to that employer, shall not apply to an invention that the employee develops entirely on the employee’s own time, and without using the employer’s equipment, supplies, facilities or information, including any trade secret information, except for those inventions that:
(a) relate to the employer’s business or actual or demonstrably anticipated research or development; or
(b) result from any work performed by the employee on behalf of the employer.
(2) To the extent any provision in an employment contract applies, or intends to apply, to an employee invention subject to this subsection, the provision shall be deemed against the public policy of this State and shall be unenforceable.
b. No employer shall require a provision made void and unenforceable by this act as a condition of employment or continued employment. Nothing in this act shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for:
(1) disclosure, provided that any disclosure shall be received in confidence, of all of an employee’s inventions made solely or jointly with others during the term of the employee’s employment;
(2) a review process by the employer to determine any issues that may arise; and
(3) full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

c. Nothing in this act shall be deemed to impede or otherwise diminish the rights of alienation of inventors or patent-owners.
For North Carolina employees: North Carolina General Statutes 66-57.1:
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.
For Utah employees: U.C.A. 1953 §§ 34-39-2 and 34-39-3 of the Utah Code Annotated:
U.C.A. 1953 § 34-39-2
(1) “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is: (a) conceived, developed, reduced to practice, or created by the employee: (i) within the scope of his employment; (ii) on his employer’s time; or (iii) with the aid, assistance, or use of any of his employer’s property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by an employee for his employer; (c) related to the industry or trade of the employer; or (d) related to the current or demonstrably anticipated business, research, or development of the employer.
(2) “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.
U.C.A. 1953 § 34-39-3
(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is: (a) created by the employee entirely on his own time; and (b) not an employment invention.
(2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.
(3) Subsection (1) does not apply to: (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or (b) an agreement between an employee and his employer which is not an employment agreement.
(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
(6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.
For Washington employees: RCW 49.44.140 of the Revised Code of Washington:
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
For employees in all other states (unless otherwise governed by applicable state law):
An agreement to assign inventions to the employer does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless the invention (1) relates (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) results from any work performed by the employee for the employer.

Exhibit C
DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:
18 U.S. Code Section 1833 provides as follows:
Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Exhibit D
Arbitration Agreement
Dear Employee:
The following pages contain an Arbitration Agreement (the “Arbitration Agreement”). If there is a dispute between you and Nextdoor about your employment that cannot be resolved, this Arbitration Agreement relates to how such disputes would be decided.
Under the Arbitration Agreement, in many, but not all cases, employment disputes would be decided by a neutral arbitrator, instead of in a court or administrative hearing. You also agree that any disputes covered by the Arbitration Agreement would not proceed as class actions or class arbitrations. This means that you would pursue most employment related claims as an individual on your own behalf and that the final resolution would be only of your claims.
The Arbitration Agreement provides that Nextdoor will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that if you initiate arbitration, you must pay the filing fees up to the amount you would have paid had you filed a complaint in a court of law. The Arbitration Agreement does not ask you to waive any of the grounds on which you could make an employment-related claim or any types of remedies or damages that you could otherwise receive from a court or in an administrative hearing.
The Judicial Arbitration & Mediation Services, Inc.’s (“JAMS”) Employment Rules & Procedures (the “JAMS Rules”) referenced in the Arbitration Agreement are available at http://www.jamsadr.com/rules-employment-arbitration. The JAMS Demand for Arbitration form referenced in the Arbitration Agreement is available at https://www.jamsadr.com/files/Uploads/Documents/JAMS_Arbitration_Demand.pdf.
Please read the Arbitration Agreement carefully and ask any questions you may have before you sign it. This letter is not intended to constitute a contract, but is merely intended to outline certain details of the Arbitration Agreement. If you have any questions, you should direct them to the Nextdoor People team at peopleteam@nextdoor.com.
    I acknowledge receipt of this letter and a copy of the Arbitration Agreement.
Date 3/6/2024___________________
Employee Signature /s/ Nirav Tolia______________________________
Employee Printed Name Nirav Tolia

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

37.IN CONSIDERATION OF MY APPLICATION FOR OR ACCEPTANCE OF EMPLOYMENT WITH NEXTDOOR, INC. AND/OR ITS SUBSIDIARIES, AFFILIATES, SUCCESSORS OR ASSIGNS (COLLECTIVELY “COMPANY”), RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID TO ME, AND THE MUTUAL PROMISES CONTAINED IN THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS (“ARBITRATION AGREEMENT” OR “AGREEMENT”), THE COMPANY AND I (COLLECTIVELY REFERRED TO HEREIN AS THE “PARTIES” AND INDIVIDUALLY AS “PARTY”) AGREE AS FOLLOWS:
    1.    Acceptance of Agreement. I acknowledge that my submission of an application for employment or acceptance of employment with the Company is deemed my acceptance of and agreement to be bound by all of the terms and provisions of this Arbitration Agreement. The issuance of this Arbitration Agreement is deemed the Company’s acceptance of and agreement to be bound by all of its terms and provisions.

2.    Claims Covered by this Arbitration Agreement. This Agreement to arbitrate covers all controversies, claims, or disputes (“Covered Claims”) arising out of, relating to, or resulting from my employment with the Company or the termination thereof, whether under federal, state or local laws, but not including Excluded Claims. Covered Claims include claims I may have against the Company or against any of its former and current owners, officers, directors, supervisors, managers, employees, insurers, attorneys, shareholders, benefit plan, and agents of the Company, or that the Company may have against me.
Covered Claims include, without limitation, claims for overtime, unpaid wages, bonuses or commissions, vacations, paid sick leave, paid time off, expense reimbursement, or other compensation or benefits, claims involving meal and rest breaks, background checks, privacy, trade secrets, copyright, trademark, license, patent, unfair competition, violation of public policy, wrongful discharge or wrongful termination, breach of contract (whether oral, electronic, or written, express or implied), breach of covenant of good faith and fair dealing (whether express or implied), all claims for any tort of any nature (including without limitation, intentional or negligent infliction of emotional distress, fraud, misrepresentation, interference with economic advantage, defamation, libel, slander, false light), benefits, classification of any kind, 401(k), leaves of absence, retaliation, discrimination and/or harassment (but not including a sexual harassment dispute or sexual assault dispute as defined under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021, an Excluded Claim), and individual claims under the California Private Attorneys General Act (“PAGA”). Covered Claims also include claims for violation of any federal, state, local, or other government law, statutes, regulation, constitution, or ordinance (including but not limited to, claims arising under the Fair Credit Reporting Act, Defend Trade Secrets Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, Rehabilitation Act, Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, 8 U.S.C. § 1324b (unfair immigration related practices), the Pregnancy Discrimination Act, Equal Pay Act, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, False Claims Act, California Fair Employment and Housing Act, California Family Rights Act, California Industrial Welfare Wage Orders, California Labor Code, and any other applicable laws or regulations relating to employment). All claims in arbitration are subject to the same statutes of limitation that would apply in an administrative or court proceeding.
3.    Claims Not Covered. Specifically excluded from this Arbitration Agreement are sexual harassment disputes or sexual assault disputes as defined under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021, and any claims that are not arbitrable by law (collectively, the “Excluded Claims”), which include the following:

(a) claims for workers’ compensation benefits;
(b) claims for unemployment compensation benefits;
(c) administrative claims filed with government agencies such as the Equal Employment Opportunity Commission (EEOC), California Department of Fair Employment and Housing (DFEH), equivalent applicable state agency, or the National Labor Relations Board (NLRB);
(d) claims that are expressly required to be arbitrated under a different procedure required by the Company's Executive benefit plans, if any;
(e) any application by either Party for any provisional remedy, including a temporary restraining order or preliminary injunction;
(f) any claim that could be decided by a State of California Small Claims Court; and
(g) any claims which are otherwise expressly excluded from binding arbitration by governing law.
To the extent that the Parties’ dispute involves both timely filed Covered Claims and Excluded Claims, the Parties agree to bifurcate and stay the Excluded Claims pending the resolution of the arbitration proceedings. The Excluded Claims will be determined in a court or other required forum, unless the Company and I agree otherwise.
I understand that this Arbitration Agreement does not restrict my rights to engage in concerted activities under Section 7 of the National Labor Relations Act.
4.    Class Action Waiver. This Arbitration Agreement affects your ability to bring or participate in class, collective or representative actions. Both the Company and I agree to bring any Covered Claim in arbitration on an individual basis only, and not on a class, collective, or representative action basis on behalf of others. There will be no right or authority for any Covered Claim to be brought, heard or arbitrated as a class, collective, or representative action. Except for those representative claims which cannot be waived under applicable law and which are therefore excluded from this Agreement, I expressly intend and agree that: (a) class, collective, or representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Arbitration Agreement; (b) each Party will not assert class, collective, or representative action claims against the other in arbitration, (c) I and the Company shall only submit our own individual claims in arbitration and will not seek to represent the interests of any other person in arbitration, or act as a participant in class, collective, or representative action against the Company, including claims made under PAGA; and (d) that any PAGA action I may file will be stayed pending a determination of whether I may lawfully bring a non-individual PAGA claim. In addition, to the extent that any charge is filed under the National Labor Relations Act with regard to this provision, the Company and I agree that such claim will also be similarly stayed pending the outcome of arbitration. (“Class Action Waiver”).
Notwithstanding any other provision of this Arbitration Agreement or the JAMS Rules (defined below), disputes in court or arbitration regarding the validity, enforceability or breach of the Class Action Waiver may be resolved only by the court and not by an arbitrator. In any case in which (1) Covered Claim is filed as a class or collective action and (2) there is a final judicial determination that all or part of the Class Action Waiver is unenforceable, the class and/or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration. You will not be retaliated against, disciplined or threatened with discipline as a result of your filing of or participation in a class or collective action in any forum. However, the Company may lawfully seek enforcement of this Arbitration Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class,collective, or representative actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

5.    Waiver of Right to Court or Jury Trial. I understand that, by signing this Arbitration Agreement, both the Company and I are giving up any right we may have to a trial by judge or jury and are giving up rights of appeal following the rendering of a decision except as applicable law provides for judicial review of arbitration decisions.
6.    Arbitration Procedures. The Company and I agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/. Arbitration may be initiated using JAMS’ Demand for Arbitration form (the “Demand”), and submitting a copy of it to JAMS.
A copy of the Demand form may be requested from JAMS or found on its website, https://www.jamsadr.com/files/Uploads/Documents/JAMS_Arbitration_Demand.pdf. Any arbitration procedure must be demanded or initiated within the same period of time that a civil action or administrative claim based on the Covered Claim could be commenced. Failure to make a written demand within the applicable statutory period constitutes a waiver to raise that claim in any forum. I agree to provide written notice of any claim by email to the Company’s Counsel Team at legal@nextdoor.com. Written notice of any claim by the Company will be mailed to my last known address. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.
The Company and I agree that any arbitration under this Arbitration Agreement shall be submitted before a single arbitrator and conducted in San Francisco County or the site of the closest JAMS office to my most recent primary place of employment for the Company. The Company and I will attempt to agree upon an arbitrator within twenty-one (21) calendar days of notice to the non-initiating Party of the Demand. If the Parties are not able to agree upon a neutral arbitrator within that timeframe, the arbitrator will be selected pursuant to JAMS’ Employment Rules & Procedures.
The arbitrator must follow substantive state or federal law (and the laws of remedies, if applicable) as applicable to the claim(s) asserted. The Parties will be entitled to conduct reasonable discovery and the arbitrator will have the authority to determine what constitutes reasonable discovery. The Parties agree that the arbitrator shall have the power to decide any motions brought by any Party to the arbitration, including motions for summary judgment and/or adjudications, motions to dismiss and demurrers. The arbitrator may award only those remedies in law or equity which are requested by the Parties, allowed by law, and would have been available had the matter been heard in court.
The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law on the issues submitted by the Parties. The arbitrator will not decide any issue not submitted. The Company and I agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having proper jurisdiction to compel arbitration under this Arbitration Agreement, and to confirm, modify, vacate or enforce an arbitration award, to the extent permitted by applicable law.
The Company agrees that it will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that I shall pay any filing fees associated with any arbitration that I initiate, but only so much of the filing fees as I would have paid had I filed a complaint in the federal or state court in the jurisdiction in which the Covered Claim arose, whichever is less. Each Party is responsible for their own attorney fees and costs in any arbitration proceeding. However, if any Party prevails on a statutory claim which affords the prevailing Party attorney’s fees and costs, or if there is a written agreement providing for such attorney’s fees and costs, the arbitrator may award reasonable attorney’s fees and costs to the prevailing Party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator.
The arbitrator, and not any court or governmental agency, shall have the exclusive authority to resolve any controversy, dispute, or claim relating to the interpretation, enforceability or formation of the Arbitration Agreement, consistent with applicable law.

The decision of the arbitrator will be final and binding on the Parties and cannot be reviewed for error of fact or law of any kind, except as required by applicable law.
If the JAMS Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern unless such terms are not enforceable under applicable law.
7.    Modification/Entire Agreement. This Arbitration Agreement shall survive the termination of my employment with the Company. It can only be revoked or modified by a writing that specifically states an intent to revoke or modify this Arbitration Agreement and is signed by me and the Company’s Chief Legal Officer (“CLO”), except that upon 30 days’ written notice, the Company’s CLO may modify and/or terminate this Arbitration Agreement as to future controversy, dispute, or claim to the extent necessary or desired to comply with any future developments or changes in the law. This is the complete agreement of the Parties on the subject of arbitration of Covered Claims and supersedes any and all provisions of prior agreements between the Parties that cover the subject of arbitration (except for any arbitration agreement in connection with any pension or benefit plan).
No Party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Arbitration Agreement, except as specifically set forth in this Agreement.
8.    Severability.    If any provision of this Arbitration Agreement is found by a court of competent jurisdiction or an arbitrator to be void or unenforceable, in whole or in part, the void or unenforceable provision shall be severed and such adjudication shall not affect the validity of the remainder of this Arbitration Agreement.
9.    Confidentiality. The arbitration shall be confidential to the extent allowed by law, including, without limitation, the claims made, discovery conducted, pleadings and papers filed, proceedings, rulings, testimony, hearings and award, if any. I understand that nothing in this Agreement prevents me from disclosing information or facts about conduct in the workplace that I have reason to believe are unlawful (such as harassment or discrimination).
10.    Compelling Arbitration/Enforcing Award. Either Party may bring an action in court to compel arbitration under this Agreement, and to confirm, modify, vacate or enforce an arbitration award.
    11.    Governed by Federal Arbitration Act. The Company and I recognize that the Company operates in many states in interstate commerce. Therefore, it is agreed that this Agreement and any Covered Claims under this Agreement shall be governed by the Federal Arbitration Act (FAA) to the exclusion of any state law inconsistent with or preempted by the FAA. If it is determined by a court that the FAA does not apply to this Agreement and the Covered Claims, then the state law where the Covered Claims arose shall apply.

12.    Not an Employment Agreement. This Arbitration Agreement is not and shall not be construed to create any contract of employment, express or implied. Nor does this Arbitration Agreement alter the at-will status of any employment.
13.    Acknowledgements. The Company and I acknowledge my right to:
(a)    report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency that enforces anti-discrimination laws;
(b)    report any good faith allegation of criminal conduct to any appropriate federal, state, or local official;
(c)    participate in a proceeding with any appropriate federal, state, or local government agency that enforces anti-discrimination laws;
(d)    make any truthful statements or disclosures required by law, regulation, or legal process; and

(e)    request or receive confidential legal advice.
[Signature Page Follows]

By signing below:
•I represent and acknowledge that I have read, understand and voluntarily agree to the terms of this Arbitration Agreement.
•I represent and acknowledge that I have been given sufficient time to fully review this Arbitration Agreement and an opportunity to ask questions about it before signing this document.

•I represent and acknowledge that any questions I have about the Arbitration Agreement have been fully answered prior to my signing the Arbitration Agreement.

•In signing this Arbitration Agreement, I acknowledge and understand that I am relinquishing the right to a court or jury trial of any Covered Claim, except as otherwise provided by law or this Arbitration Agreement, and further that I have waived the right to proceed in a class action involving a Covered Claim.

The signature of the Parties below indicates their agreement to be bound by this Arbitration Agreement.

EMPLOYEE

By:    /s/ Nirav Tolia
    (Signature)

Name: Nirav Tolia______________________
    (Print)
Accepted and Agreed to:
NEXTDOOR, INC.

By: /s/ Bryan Power
Name: Bryan Power
Title: Head of People